NINTH AMENDMENT TO

PROMISSORY NOTE

THIS NINTH AMENDMENT TO PROMISSORY NOTE (this "Ninth Amendment") is entered into as of November 1, 2026, by and among Alaska Silver USA Corp (Formerly Western Alaska Copper & Gold Company), an Alaska corporation, and Joe Piekenbrock, a resident of Colorado.  The amendments to the terms of the Original Note (as defined below) as set forth herein shall be effective as of November 1, 2026 (the "Effective Date").

RECITALS

A. Alaska Silver USA Corp.  is the maker ("Maker) of and Joe Piekenbrock is the holder ("Holder") of that certain "Promissory Note" dated March 31, 2021, in the principal amount of three million, six hundred and ninety-eight thousand dollars ($3,698,000.00) (as amended, the "Original Note").

 B. As of the date of this Ninth Amendment, the principal balance, including interest, of the Promissory Note is approximately $1,073,471.

 C. The interest rate of the Promissory Note was set at three and one half percent (3.5%) commencing November 1, 2025 and shall accrue thereafter.

D. In the event that Maker's parent company, Alaska Silver Corp, closes a financing, a principal reduction payment equal to Six Percent (6%) of said financing, to be applied against the principal set forth in Recital (B) above, together with accrued interest on the outstanding principal balance of this Promissory Note, shall be due and payable upon closing of each such round.

E. Maker and Holder desire to amend the Promissory Note, effective as of the Effective Date, all as more fully set forth in this Amendment.

AGREEMENT

 NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

 1. Payments. The "PAYMENTS" section of the Promissory Note, as amended, is amended and restated as follows:

PAYMENTS.   Maker shall make the following payments under this Promissory Note:

1

(i) monthly principal payments of $10,000.00 on the outstanding principal balance of this Promissory Note,

(ii) in the event that Maker's parent company, Alaska Silver Corp, closes a financing, a principal reduction payment equal to Six Percent (6%) of said financing to be applied against the principal set forth in Recital (B) above,

(iii) a payment of remaining balance and all accrued interest on the outstanding principal balance of this Promissory Note, due July 1, 2028.

2. Miscellaneous. If not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Promissory Note.  In the event of conflict between the terms hereof and the terms of the Promissory Note, the terms hereof shall control.  Upon full execution hereof, this Amendment shall be appended to the Promissory Note and shall be considered a part thereof for all purposes.

 3. Counterparts. This Ninth Amendment may be executed in counterparts.  Any set of identical counterparts containing the signatures of all parties shall be deemed to constitute one instrument, and each such set of counterparts shall be deemed an original.

IN WITNESS WHEREOF, the parties hereto have executed this Ninth Amendment effective as of the date first set forth above.

MAKER:

Alaska Silver USA Corp,

an Alaska corporation

 By:      /s/ Kit Marrs

 Kit Marrs, Executive Chair

HOLDER:

               /s/ Joe Piekenbrock

 Joe Piekenbrock